STOCK PURCHASE AND SALE AGREEMENT


                                     Between


                                  Mike Cantrell,

                                    as Seller,


                                       and


                             Pontotoc Production, Inc.,

                                     as Buyer



                                 Dated May 9, 2000

































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                              TABLE OF CONTENTS
                              -----------------


ARTICLE I    DEFINITIONS                                                    1
     1.01    Certain Definitions                                            1
     1.02    Certain References                                             8
     1.03    Plurals                                                        9
     1.04    Interpretation                                                 9

ARTICLE II   REDEMPTION OF REDEEMED SHARES;PURCHASE AND SALE OF
             SELLER'S SHARES                                                9
     2.01    Redemption                                                     9
     2.02    Consideration for Redemption                                   9
     2.03    The Company's Oil and Gas Properties                           9
     2.04    Purchase and Sale                                              9
     2.05    Purchase Price                                                 9
     2.06    Adjustment Amount                                             10
     2.07    Closing                                                       11
     2.08    Deliveries at the Closing                                     11
     2.09    Earnest Money Deposit                                         11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER                      12
     3.01    Corporate Organization                                        12
     3.02    Capitalization; Seller's Shares; Subsidiaries                 12
     3.03    Validity and Binding Effect                                   13
     3.04    No Violation                                                  13
     3.05    Financial Statements                                          14
     3.06    No Material Adverse Change                                    14
     3.07    Oil and Gas Assets                                            15
     3.08    Equipment and Inventory                                       16
     3.09    Title to Real Property                                        16
     3.10    Compliance with Laws Other than Environmental Laws            16
     3.11    Contracts and Commitments                                     17
     3.12    Contracts Not in Default                                      19
     3.13    Insurance                                                     19
     3.14    Litigation and Judgments                                      20
     3.15    Brokers and Finders                                           20
     3.16    Labor Matters                                                 20
     3.17    Environmental Compliance                                      20
     3.18    No Condemnation or Expropriation                              21
     3.19    Accounts Receivable                                           22
     3.20    Powers of Attorney; Authorized Signature                      22
     3.21    Oil and Gas Reserves                                          22
     3.22    Absence of Certain Business Practices                         22













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

     3.23    Books and Records                                             22
     3.24    Employee Benefit Plans                                        22
     3.25    Tax Matters                                                   25
     3.26    Redeemed Interests                                            25
     3.27    Exchange and Replacement Properties                           26
     3.28    Disclosure                                                    26

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF BUYER                       26
     4.01    Corporate Organization                                        26
     4.02    Authorization; Validity and Binding Effect                    26
     4.03    No Violation                                                  27
     4.04    Brokers and Finders                                           27
     4.05    Investment Representation                                     27
     4.06    Independent Investigation                                     27

ARTICLE V    COVENANTS OF THE PARTIES                                      27
     5.01    Full Access                                                   27
     5.02    Approvals and Consents                                        27
     5.03    Filings                                                       28
     5.04    Covenants to Satisfy Conditions                               28
     5.05    Confidentiality; Employees; Negotiations                      28
     5.06    Publicity                                                     29
     5.07    Conduct of the Company's Business Pending the Closing         29
     5.08    Further Assurances                                            30
     5.09    Adjustments for Title Defects                                 31
             (a)    Access to Records                                      31
             (b)    Notice of Asserted Title Defects or
                    Interest Additions                                     31
             (c)    Method of Determination of Defect Amounts
                    and Purchase Price Adjustments                         31
             (d)    Resolution of Title Defects                            32
             (e)    Resolution of Interest Additions                       32
             (f)    Election to Terminate                                  32
             (g)    Curative Actions                                       33
             (h)    Exchange Properties                                    33
     5.10    Arbitration                                                   33
     5.11    Acquisition of Participant Interests                          35
     5.12    Release                                                       35
     5.13    Certain Operated Properties                                   35

ARTICLE VI   CONDITIONS TO OBLIGATIONS OF SELLER                           36
     6.01    Representations and Warranties True                           36
     6.02    Performance                                                   36
     6.03    No Injunction                                                 36

     6.04    Certificates                                                  36

ARTICLE VII  CONDITIONS TO OBLIGATIONS OF BUYER                            36
     7.01    Representations and Warranties True                           36
     7.02    Performance                                                   37
     7.03    No Injunction                                                 37
     7.04    Certificates                                                  37
     7.05    Approvals and Consents                                        37
     7.06    Resignations                                                  37
     7.07    FIRPTA Affidavit                                              37
     7.08    Participant Agreements                                        37
     7.09    Opinion of Seller's Counsel                                   37
     7.10    Release of Liens                                              37
     7.11    Redemption Agreement                                          37

ARTICLE VIII INDEMNIFICATION; SURVIVAL AND LIMITATIONS OF
             REPRESENTATIONS AND WARRANTIES                                38
     8.01    Indemnity by Seller                                           38
             (a)    Additional Taxes                                       38
             (b)    Certain Liabilities                                    38
             (c)    Representations, Warranties, and Covenants             38
             (d)    Redeemed Interests and Replacement Properties          38
             (e)    Indemnified Wells                                      38
             (f)    Professional Fees                                      39
     8.02    Indemnity by Buyer                                            39
             (a)    Representations and Warranties                         39
             (b)    Professional Fees                                      39
     8.03    Investigations, Survival of Representations and Warranties    39
     8.04    Defense of Third Party Claims                                 39
     8.05    Limit on Indemnity Obligations                                40

ARTICLE IX   TERMINATION                                                   40
     9.01    Methods of Termination                                        40
     9.02    Procedure Upon Termination                                    41

ARTICLE X    DEFAULT AND REMEDIES                                          41

ARTICLE XI   MISCELLANEOUS PROVISIONS                                      42
    11.01    Amendment and Modification                                    42
    11.02    Waiver of Compliance                                          42
    11.03    Expenses                                                      42
    11.04    Notices                                                       42
    11.05    Assignment                                                    43
















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

    11.06    Governing Law                                                 43
    11.07    Prevailing Party                                              43
    11.08    Counterparts                                                  44
    11.09    Entire Agreement                                              44
    11.10    No Third Party Beneficiaries                                  44
    11.11    Severability                                                  44




EXHIBITS
--------

Exhibit A    -    Form of Escrow Agreement
Exhibit B    -    Form of Stock Redemption Agreement
Exhibit C    -    Form of Purchase and Sale Agreement
Exhibit D    -    Form of Opinion of Seller's Counsel
Exhibit E    -    Form of Exchange Agreement









































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

DISCLOSURE SCHEDULE
-------------------

Section 1.01A        Replacement Properties
Section 1.01B        Exchange Properties
Section 1.01C        Operated Wells
Section 2.02         Redeemed Interests
Section 3.02         Ownership of Stock or Other Equity Interests
Section 3.04         No Violation
Section 3.05         Company Financial Statements
Section 3.07         Oil and Gas Asset Matters
Section 3.08         Equipment and Inventory
Section 3.09         Real Property Matters
Section 3.11         Contracts and Commitments
Section 3.13         Insurance
Section 3.14         Litigation and Judgments
Section 3.19         Accounts Receivable
Section 3.20         Powers of Attorney; Bank Accounts; Safe Deposit Boxes
Section 3.21         Description of Reserve Report
Section 3.24         Employee Benefit Plans
Section 3.25         Tax Matters
Section 5.07         Conduct of the Company's Business Pending Closing
Section 5.09         WI, NRI and Value for each Property
Section 5.11         List of Participants, Interests to be Purchased
                       and Purchase Price
Section 5.13A        Oil Center/OBEC Properties
Section 5.13B        Oil Center Other Properties

                          LOCATIONS OF DEFINITIONS OF
                          TERMS OUTSIDE OF ARTICLE I
                          ---------------------------

                                                             Section Number
                                                             --------------

Agreement                                                 Opening Paragraph
Arbitrating Accountants                                             2.06(b)
Buyer                                                     Opening Paragraph
Buyer Indemnified Party                                                8.01
Buyer Losses                                                           8.01
Casualty                                                            5.07(c)
Closing Statement                                                   2.06(a)
Company                                                            Recitals
Company Benefit Program or Agreement                                   3.24
Company Employee Benefit Plans                                         3.24
Company ERISA Affiliate                                                3.24
Company Plan                                                           3.24
CPR Rules                                                              5.10
Deposit                                                                2.09
Exchange Agreement                                                 Recitals
Escrow Agent                                                           2.09
Indemnifying Party                                                     8.04
Indemnified Person                                                     8.04
Interest Addition                                                   5.09(b)
Interest Addition Notice                                            5.09(b)
Objection Period                                                    2.06(b)
OCC                                                                    5.13
Oil Center                                                             5.13
Oil Center/OBEC Properties                                             5.13
Oil Center Other Properties                                            5.13
Participant                                                            5.11
Participant Agreement                                                  5.11
Parties                                                            Recitals
Purchase Price                                                         2.05
Redeemed Shares                                                    Recitals
Redemption Agreement                                                   2.02
Redemption Interests                                                   2.02
Release Date                                                           8.03
Reserve Report                                                         3.21
Seller                                                    Opening Paragraph
Seller Claims                                                          5.12
Seller Losses                                                          8.02
Seller's Shares                                                    Recitals














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

Target Adjustment Amount                                            2.06(a)
Third Party Claim                                                      8.04
Title Defect Notice                                                 5.09(b)

                       STOCK PURCHASE AND SALE AGREEMENT


    THIS STOCK PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of May 9, 2000, is by and between Mike Cantrell, an individual residing in Ada, Oklahoma ("Seller"), and Pontotoc Production, Inc., a Nevada corporation ("Buyer").

                               W I T N E S S E T H:

    WHEREAS, Seller is the owner of all of the issued and outstanding shares of capital stock of Oklahoma Basic Economy Corporation, an Oklahoma corporation (the "Company"), consisting of 1,935 shares of common stock, par value $10.00 per share; and

    WHEREAS, the Company is engaged in the ownership and operation of oil and gas properties; and

    WHEREAS, prior to the Closing (as hereinafter defined), Seller desires that the Company redeem 170 shares of its common stock owned by Seller (the "Redeemed Shares"), in consideration of the assignment to Seller of certain assets of the Company unrelated to the oil and gas business; and

    WHEREAS, subsequent to the redemption of the Redeemed Shares, Buyer desires to purchase the remaining 1,765 shares of the Company's common stock (the "Seller's Shares") from Seller, and Seller desires to sell the Seller's Shares to Buyer, on the terms and subject to the conditions hereinafter set forth; and

    WHEREAS, subsequent to the Closing, Seller and Buyer desire that the Company and Seller engage in a transaction intended to qualify as a like-kind exchange under Section 1031 of the Code (as hereinafter defined) pursuant to the terms of a letter agreement between Seller and the Company in the form attached hereto as Exhibit E (the "Exchange Agreement");

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, Buyer and Seller (the "Parties"), intending to be legally bound hereby, agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

    1.01 Certain Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

    "Adjustment Amount" shall mean Current Assets minus Liabilities at any given date.

    "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

    "Balance Sheet Date" shall mean February 29, 2000.

    "Best Efforts" shall not include efforts which require the performing Party (a) to do any act that is commercially unreasonable under the circumstances, (b) to make any capital contribution not expressly contemplated hereunder or (c) to amend or waive any rights under this Agreement.

    "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in Oklahoma are required or permitted by law to be closed.

    "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

    "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List.

    "Claim" shall mean any demand, claim, action or cause of action based on any Loss as to the Company.

    "Closing" shall mean the consummation of the purchase and sale of the Seller's Shares contemplated by this Agreement.

    "Closing Date" shall mean the date on which the Closing occurs.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Company Employees" shall mean all persons employed by the Company.

    "Company Financial Statements" shall mean the balance sheet, statement of operations, and statement of cash flows, and the notes thereto, of the Company at September 30, 1999, and February 29, 2000, and for the twelve and five month periods, respectively, then ended.

    "Company's Business" shall mean the business of the Company as currently conducted and as heretofore conducted, unless otherwise expressly stated.

    "Contracts" shall mean all written or oral contracts, agreements, leases, purchase orders, instruments, commitments and understandings relating to the Company's Business to which the Company is a party or by which any of the assets of the Company is bound or to which the Company's Business is subject.

    "Current Assets" shall mean the amount of the Company's cash plus its accounts receivable which are less than 90 days old (excluding any accounts receivable which are known by the Company or Seller to be uncollectible) at any given date.

    "Defect Amount" shall mean the amount attributable to a Title Defect, determined in accordance with Section 5.09(c).

    "Defensible Title" shall mean, with respect to the Company's ownership of a Property, a record title or title established by orders of state regulatory agencies that (a) entitles the Company to receive, throughout the life of such Property, not less than the NRI for such Property shown in the Property Schedule, (b) obligates the Company to bear, throughout the life of such Property (and the plugging, abandonment and salvage thereof), no greater WI for such Property than the WI shown therefor in the Property Schedule, except increases in such WI that result in at least a proportionate increase in the Company's NRI for such Property, and (c) is free and clear of all Encumbrances except for Permitted Encumbrances.

    "Disclosure Schedule" shall mean the document delivered by Seller and Buyer simultaneously with the execution of this Agreement containing the information required to be included therein pursuant to this Agreement.

    "Environmental Claims" shall mean Claims alleging or brought in connection with Environmental Noncompliances which first occurred prior to the Closing Date, including Claims arising under CERCLA; Claims for personal injury or property damage or damages to natural resources; and Claims for the recovery of response costs, or costs in connection with administrative or judicial orders directing the performance of investigations, response or Remedial Actions under any Environmental Law.

    "Environmental Laws" shall mean all laws governing, regulating or pertaining to environmental matters or the protection of the environment or environmentally sensitive areas as in effect prior to the Closing Date (including CERCLA and RCRA) and the common law related to nuisance.

    "Environmental Noncompliance" shall mean any aspect of the Company's Business that gives rise to liability under or is not in compliance with any applicable Environmental Laws and arises out of or relates to the operation of the Company's Business prior to the Closing Date.

    "Encumbrance" shall mean any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, contract right, right of way, defect in or cloud on title or other encumbrance of any kind.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

    "Escrow Agreement" shall mean the agreement the form of which is Exhibit A to this Agreement.

    "Exchange Properties" shall mean all of Seller's interests in the properties described in Section 1.01B of the Disclosure Schedule and other assets related thereto which are to be transferred to the Company pursuant to the Exchange Agreement.

    "Governmental Entity" shall mean any governmental, regulatory or Indian authority or instrumentality, or any department or agency thereof, including any court, administrative agency, commission or central banking authority.

    "Hazardous Materials" shall mean (a) hazardous waste, hazardous substances, hazardous contents, toxic substances or related substances, whether solids, liquids or gases, defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," or other similar designations in, or otherwise subject to, regulations under any Environmental Law, including asbestos and polychlorinated biphenyls, and (b) petroleum, refined petroleum products and any such substances in their used or waste state.

    "Hydrocarbons" shall mean oil, condensate, natural gas, natural gas liquids, casinghead gas and liquid and gaseous hydrocarbons and any combination or mixture of the foregoing.

    "IRS" shall mean the United States Internal Revenue Service.

    "Lien" shall mean any mortgage, pledge, security interest, lien, charge, encumbrance, equity, claim, option, tenancy, right or restriction on transfer of any nature whatsoever.

    "Leases" shall mean all oil, gas and/or mineral leases in which the Company owns an interest.

    "Liabilities" shall mean the current, long-term and other liabilities of the Company at any given date.

    "Loss" shall mean any loss, damage, liability, cost, assessment or expense including any interest, fine, court cost, reasonable investigation cost, penalty, reasonable attorneys' and expert witnesses' fees, or reasonable disbursements and expenses.

    "NRI" shall mean a fractional or percentage interest in and to all Hydrocarbons produced from or allocated to a Property after deduction of all lessors' royalties, overriding royalties, and other burdens and payments out of production that burden such fractional or percentage interest in such Property.

    "Oil and Gas Assets" shall mean collectively the Leases, Wells, Properties, Systems and Related Facilities.

    "Oil and Gas Agreements" shall mean all of the Leases, assignments or other instruments or agreements that comprise or affect the Oil and Gas Assets or the ownership or operation thereof by the Company and all contractually binding arrangements to which the Oil and Gas Assets may be subject (including oil, gas and other mineral leases; overriding royalty assignments; net profits interest assignments; farm-out and farming agreements; option agreements; forced pooling orders; assignments of production payments; unit agreements; joint operating agreements; unit operating agreements; production, marketing, gathering, processing, purchase and transportation contracts; and division orders).

    "Operated Wells" shall mean all oil and gas wells for which the Company acts as operator, a complete list of which is set forth in Section 1.01C of the Disclosure Schedule.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "Permit" shall mean any permit, approval, authorization, license, variance or permission required by a Governmental Entity under any applicable Environmental Law.

    "Permitted Encumbrances" shall mean:

            (a) liens for taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, or, if due, are being challenged in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company's Financial Statements;

            (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and that will be paid or discharged in the ordinary course of business or, if delinquent, that are being contested in good faith in the ordinary course of business and as to which adequate reserves have been established on the Company's Financial Statements;

            (c) Encumbrances under operating agreements, unitization and pooling arrangements and Hydrocarbon sales contracts that secure payment of amounts not yet due and payable, or, if due, that are being contested in good faith in the ordinary course of business, which are of a nature and scope customary in connection with oil and gas drilling and producing operations and as to which adequate reserves have been established on the Company's Financial Statements;

            (d) easements, rights-of-way, servitudes, permits, surface use limitations, surface leases, and other rights in respect of surface operations that do not materially interfere with the Company's operations of the portion of the Properties burdened thereby;

            (e) rights reserved to or vested in any Governmental Entity to control or regulate any of the Properties and all applicable laws, rules, regulations, and orders of such authorities so long as the same do not (i) decrease the Company's NRI below the NRI shown in the Property Schedule, or increase the Company's WI above the WI shown in the Property Schedule, without at least a proportionate increase in the Company's NRI, or (ii) create any liens in respect of such Properties;

            (f) the terms and conditions of the Contracts relating to the Properties to the extent such terms and conditions (i) do not decrease the Company's NRI below the NRI shown in the Property Schedule, or increase the Company's WI above the WI shown in the Property Schedule, without at least a proportionate increase in the Company's NRI, (ii) are normal and customary in the oil and gas industry, and (iii) do not conflict with any other portion of this definition of Permitted Encumbrances;

            (g) royalties, overriding royalties, net profits interests, production payments, reversionary interests, and similar interests that do not decrease the Company's NRI below the NRI shown in the Property Schedule, or increase the Company's WI above the WI shown in the Property Schedule, without at least a proportionate increase in the Company's NRI;

            (h) conventional rights of reassignment requiring the Company to reassign interests in any Property to a third party, or to give notice to the holders of such rights, prior to surrendering, abandoning or releasing such Property;

            (i) calls on production exercisable only at prices substantially equivalent to then-current fair market value;

            (j) consents to assignment and preferential rights to purchase any or all of the Properties other than any such consents or rights which (i) are applicable to the transactions contemplated by this Agreement or (ii) were applicable to a previous transaction involving the transfer of all or any portion of the Properties but were not complied with at the time of the consummation of such transaction;

            (k) all rights to consent by, required notices to, filings with, or other action by Governmental Entities in connection with the Properties; and

            (l) mortgages, financing statements and other security interests or liens in favor of the Citizens Bank of Ada covering any of the assets or properties of the Company which are to be released or terminated prior to the Closing.

    "Person" shall mean an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a Governmental Entity or any other entity.

    "Properties" shall mean the Exchange Properties and all of the Company's right, title and interest in: the Leases; fee, mineral, royalty, nonparticipating royalty and overriding royalty interests; net profits interests; production payments; other payments out of or pursuant to production of Hydrocarbons and other rights, including contractual rights to production, or rights acquired pursuant to regulatory order or rights acquired pursuant to pooling or unitization.

    "Property Schedule" shall mean the Schedule included as Section 5.09 of the Disclosure Schedule which sets forth the NRI, WI and Value attributed to each Property.

    "RCRA" means the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder.

    "Records" shall mean all books and records of the Company, including title records, computer records, Contracts, correspondence, microfiche lists, geological and geophysical records, data and information (including interpretive information), production records, electric logs, core data, pressure data, decline curves and graphical production curves and accounting records.

    "Related Facilities" shall mean all property, whether real or personal, (other than the Leases and the Properties) and other rights of any nature whatsoever owned by the Company and used in connection with operations conducted at or incident or related to the Properties or the Leases, whether located on or off of the Properties or the Leases or on properties pooled or unitized therewith, including the Systems; all wells, fixtures, casing and tubing; production, gathering, treating, processing, compression, dehydration, salt water disposal and pipeline equipment and facilities; tanks, machines, tools, dyes, vessels, and similar equipment and facilities; and all licenses, leases, easements, permits, actions and rights-of-way.

    "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of any Hazardous Material or other substance through or in the air, soil, surface water, groundwater or property.

    "Remedial Action" shall mean all actions required by applicable Environmental Law (whether voluntarily or involuntarily undertaken) to (a) clean up, remove, treat or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

    "Replacement Properties" shall mean all of the Company's interests in the properties described in Section 1.01A of the Disclosure Schedule and other assets related thereto which are to be transferred to Seller pursuant to the Exchange Agreement.

    "Systems" shall mean all gas gathering facilities, pipelines and gas processing plants in which the Company owns an interest and all licenses, leases, easements, permits, actions, rights-of-way and all other real and personal property related thereto.

    "Tax Return" shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes.

    "Taxes" shall mean all taxes, levies or other like assessments, charges or fees, including income, gross receipts, severance, excise, value added, real or personal property, withholding, asset, sales, use, license, payroll, transaction, capital, business, corporation, employment, net worth and franchise taxes, or other governmental taxes imposed by or payable to the United States of America or any State or foreign Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis; and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

    "Title Defect" shall mean any Encumbrance, irregularity of title or other condition that causes the Company's title to one or more of the Properties (or any portion thereof), or the Hydrocarbons attributable thereto, to be less than Defensible Title.

    "Value" shall mean the value allocated to a Property set forth on the Property Schedule.

    "Wells" shall mean all oil and gas wells located on the Properties in which the Company owns an interest, including plugged and abandoned wells and wells which require plugging and/or abandonment.

    "WI" shall mean a fraction or percentage of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of a Property.

    1.02 Certain References. References made to an "Article" or a "Section," unless otherwise specified, refer to the corresponding Article or Section of this Agreement. All references to the Company in Seller's representations and warranties set forth in this Agreement shall be deemed to include Oil Center Operating, Inc., an Oklahoma corporation, which merged into the Company on December 31, 1998. References in this Agreement to the knowledge or belief of Seller mean the actual knowledge or conscious awareness of Seller. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

    1.03 Plurals. As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context otherwise requires. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context otherwise requires.

    1.04 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and shall not in any way affect the meaning or interpretation of this Agreement. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation.

                                  ARTICLE II

                          REDEMPTION OF REDEEMED SHARES;
                       PURCHASE AND SALE OF SELLER'S SHARES

    2.01 Redemption. Prior to the Closing, Seller shall transfer, assign and convey the Redeemed Shares to the Company and the Company shall purchase and redeem the Redeemed Shares from Seller. The stock certificate(s) representing the Redeemed Shares shall be delivered by Seller to the Company prior to the Closing duly endorsed for transfer free and clear of any Liens.

    2.02 Consideration for Redemption. The consideration to be given by the Company to Seller for the Redeemed Shares is set forth at Schedule 2.02 of the Disclosure Schedule (the "Redemption Interests"). The Redemption Interests shall be conveyed to Seller by the Company's execution and delivery of the assignment and bill of sale contemplated by the form of Stock Redemption Agreement attached hereto as Exhibit B (the "Redemption Agreement"). Such assignment shall be effective as of the Closing Date and shall be expressly made without any warranty or representation, express or implied, as to title, condition or any other matter (but, to the extent transferable, with subrogation of Seller to all covenants and warranties theretofore made by any of the Company's predecessors in title).

    2.03 The Company's Oil and Gas Properties. The redemption of the Redeemed Shares shall involve only the Redemption Interests. All oil and gas properties of the Company and all other assets and properties of the Company shall remain in the Company.

    2.04 Purchase and Sale. At the Closing, Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Seller's Shares on the terms and subject to the conditions set forth in this Agreement.

    2.05 Purchase Price. In consideration for the purchase of the Shares, Buyer shall pay to Seller the sum of $8,000,000.00 (the "Purchase Price"), subject to adjustment (a) prior to the Closing as set forth in Sections 5.07(c) and 5.09 and (b) after the Closing as set forth in Section 2.06. The Purchase Price, as so adjusted prior to the Closing, shall be paid to Seller at the Closing.

    2.06    Adjustment Amount.

            (a) The Purchase Price was determined based on the assumption that the Adjustment Amount at the Closing Date would be equal to $0.00 (the "Target Adjustment Amount"). Within 90 days after the Closing Date, Buyer will cause the Company to prepare and provide to Buyer and Seller a statement showing Current Assets, Liabilities and the Adjustment Amount as of the Closing Date (the "Closing Statement"). Seller shall be provided with reasonable access to the Company's workpapers and back-up materials relating to the preparation of the Closing Statement.

            (b) If Seller objects to the Company's calculation of the Adjustment Amount as reflected in the Closing Statement, Seller shall deliver to Buyer within 30 days after receipt of the Closing Statement (the "Objection Period"), a written statement describing his objections thereto. In the event Seller fails to deliver such written statement prior to the expiration of the Objection Period, the Closing Statement shall be final, conclusive and binding upon Buyer and Seller. In the event Seller delivers such written statement prior to the expiration of the Objection Period, Seller and Buyer will use all reasonable efforts to resolve any dispute. If a final resolution is not obtained within 30 days after Seller has delivered such written notice, either Seller or Buyer may submit any remaining disputes for resolution to a nationally recognized accounting firm mutually agreeable to Seller and Buyer (such accounting firm shall be referred to herein as the "Arbitrating Accountants") which firm shall resolve such dispute within 30 days following its selection. The Arbitrating Accountants' determination of the Adjustment Amount shall be final, conclusive and binding upon Buyer and Seller.

            (c) Seller and Buyer shall cooperate with the Arbitrating Accountants in all respects, including providing the Arbitrating Accountants with all work papers and back-up materials used in preparation and review of their calculations of the Adjustment Amount.

            (d) The fees, expenses and costs of the Arbitrating Accountants shall be borne by the party (Seller or Buyer) whose estimation of the Adjustment Amount, taking into account any changes made prior to submission to the Arbitrating Accountants, is farthest from the Adjustment Amount as finally determined by the Arbitrating Accountants.

            (e) Within 10 days after the first to occur of (i) the expiration of the Objection Period, in the event no objection has been made,
(ii) the mutual resolution of any dispute, in the event an objection has been made, or (iii) the delivery of the final calculation of the Adjustment Amount by the Arbitrating Accountants: (x) if the amount of the Adjustment Amount, as reflected on the Closing Statement, is less than the Target Adjustment Amount, Seller shall pay to Buyer the amount by which the Adjustment Amount, as reflected on the Closing Statement, is less than the Target Adjustment Amount, with interest from the Closing Date until payment at a rate per annum equal to 8%, or (y) if the amount of the Adjustment Amount, as reflected on the Closing Statement, is greater than the Target Adjustment Amount, Buyer shall pay to Seller the amount by which the Adjustment Amount, as reflected on the Closing Statement, is greater than the Target Adjustment Amount, with interest from the Closing Date until payment at a rate per annum equal to 8%. The amount of such payment shall be treated as an adjustment to the Purchase Price.

    2.07 Closing. Subject to Section 9.01, the Closing shall take place in the offices of Conner & Winters in Tulsa, Oklahoma, at 10:00 a.m. local time on June 1, 2000, or at such other place, date and time as the Parties may mutually agree; provided, however, that Buyer may, upon notice to Seller given prior to June 1, 2000, delay the Closing Date until June 30, 2000, in the event Buyer's bank or other financing party has not satisfied itself as to title or other issues with respect to the Company prior to June 1, 2000.

    2.08    Deliveries at the Closing.

            (a)    At the Closing, Buyer shall deliver the following to
Seller:

                   (i) the Purchase Price, as the same may be adjusted pursuant to Sections 5.07(c) and 5.09, less the Deposit, by wire transfer to an account designated in writing by Seller at least two Business Days prior to the Closing Date; and

                   (ii) the written instructions to Escrow Agent contemplated by Section 2.09(a).

            (b)    At the Closing, Seller shall deliver the following to
Buyer:

                   (i) a certificate or certificates evidencing the Seller's Shares, in negotiable form, duly endorsed in blank or with separate stock powers executed in blank attached thereto; and

                   (ii) the written instructions to Escrow Agent contemplated by Section 2.09(a).

    2.09 Earnest Money Deposit. Upon the signing of this Agreement, Buyer has deposited with Citizens Bank of Ada as escrow agent ("Escrow Agent") Five Hundred Thousand Dollars ($500,000.00) as an earnest money deposit ("Deposit") pursuant to the Escrow Agreement. The Deposit shall be invested in an interest bearing account and any interest earned on the Deposit shall be considered part of the Deposit. Pursuant to the terms of the Escrow
Agreement:

            (a) Escrow Agent will pay the Deposit to Seller in connection with the Closing upon the Parties' written instructions to Escrow Agent to such effect; or

            (b) Escrow Agent will pay the Deposit to Seller no earlier than the fifth Business Day after Seller's notification to Escrow Agent and Buyer that (i) the Closing failed to occur on or before June 30, 2000 (or any extension of such date by written agreement signed by Seller and Buyer and furnished to Escrow Agent) because Buyer failed to make one or more of the deliveries required of Buyer by Section 2.08(a) and (ii) the conditions to the obligations of Buyer stated in Article VII have been fulfilled or waived in writing by Buyer; or

           (c) Escrow Agent will return the Deposit to Buyer (i) upon any termination of this Agreement other than upon Escrow Agent's rightful payment of the Deposit to Seller pursuant to Section 2.09(b) or (ii) if by 5:00 p.m., Central Time, on June 30, 2000 (or any extension of such time and/or date by written agreement signed by Seller and Buyer and furnished to Escrow Agent) Escrow Agent has received neither the written instructions specified in subsection (a) of this Section 2.09 nor the written certification specified in subsection (b) of this Section 2.09.

Buyer and Seller agree that (x) the amount of actual damages which Seller would suffer as a result of Buyer's default would be extremely difficult to determine and (y) the amount of the Deposit is a reasonable estimate of Seller's damages, is intended to constitute a fixed amount of liquidated damages in lieu of all other remedies available to Seller, and is not intended to constitute a penalty.

                                 ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Buyer as follows:

    3.01 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. The Company has all requisite corporate authority and power to own and operate its properties and assets and to conduct its business as such business is now being conducted by it. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or good standing, except where the failure to be so qualified and in good standing would not have a material adverse effect on the Company's Business. Copies of the certificate of incorporation and bylaws of the Company have heretofore been delivered to Buyer, and such copies are accurate and complete as of the date hereof.

    3.02 Capitalization; Seller's Shares; Subsidiaries. The authorized capital stock of the Company consists of Eight Thousand (8,000) shares of common stock, par value $10.00 per share, of which One Thousand Nine Hundred Thirty-five (1,935) shares are issued and outstanding. The Redeemed Shares and the Seller's Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable federal and state securities laws. Seller owns all of the Redeemed Shares and the Seller's Shares free and clear of all Liens. There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) to purchase or otherwise acquire from the Company or Seller any shares of, or any securities convertible into, the capital stock of the Company. There are no preemptive rights with respect to the issuance of any shares of the capital stock of the Company. The Redeemed Shares and the Seller's Shares are held beneficially and of record by Seller. The Seller's Shares will be conveyed to Buyer at the Closing free and clear of any Lien, restriction on transfer (other than any restrictions under federal and state securities laws), option, warrant, purchase right or other contract or commitment (other than this Agreement). The Redeemed Shares and the Seller's Shares are not subject to any proxy, shareholders agreement, voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend, disposition or other rights with respect to the Redeemed Shares or the Seller's Shares. Except as set forth on Section 3.02 of the Disclosure Schedule, the Company has never owned and does not own any stock or other equity interest (controlling or otherwise) in any Person excluding stock representing less than 5% of the outstanding stock of a publicly traded company and excluding any stock included in the Redeemed Interests.

    3.03 Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    3.04    No Violation.   Except as set forth in Section 3.04 of the
Disclosure Schedule, none of the execution and delivery of this Agreement, the performance by Seller of his obligations hereunder or the consummation by Seller of the transactions contemplated hereby will:

            (a) require Seller or the Company to file or register with, or obtain any permit, authorization, consent or approval of, any Governmental Entity;

            (b) require Seller or the Company to obtain any authorization, consent or approval of any other Person;

            (c) violate any provision of the certificate of incorporation or bylaws of the Company;

            (d) either itself or with notice or lapse of time or both, violate or be in conflict with, or constitute a breach or default under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any of the Seller's Shares or any of the properties or assets of the Company under any Contract or other arrangement to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their assets is subject;

            (e) violate any statute, law, regulation or rule of any Governmental Entity applicable to Seller or the Company; or

            (f) violate any judgment, decree or order of any Governmental Entity or any arbitration award applicable to Seller or the Company.

    3.05 Financial Statements. Annexed as Section 3.05(a) of the Disclosure Schedule are the Company Financial Statements. The Company Financial Statements have been prepared in accordance with the accounting principles described therein and present fairly in all material respects the financial condition and results of operations of the Company at the dates thereof and for the periods then ended. At the Balance Sheet Date, the Company did not have any indebtedness or liability, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, which were not reflected or reserved against on the Company Financial Statements or described in the notes thereto.

    3.06 No Material Adverse Change. Since the Balance Sheet Date and except as contemplated by this Agreement (including Section 2.02), the Company has not

            (a) experienced any change in the financial condition or results of operations of the Company that is materially adverse to the Company's Business;

            (b) suffered any damage, destruction or similar Loss to any of its properties or assets as a result of flood, fire, explosion or other casualty (whether or not covered by insurance) in an amount in excess of $10,000 in the aggregate;

            (c) experienced any event or events which in any one case or in the aggregate has resulted in a material adverse change in the Company's Business;

            (d) paid or declared any dividends or distributions or purchased, redeemed, acquired or retired any of its indebtedness, stock or other securities;

            (e) except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

            (f)    amended its certificate of incorporation or bylaws;

            (g) made or permitted any amendment, supplement, modification or termination of any Contract other than in the ordinary course of business and consistent with past practice;

            (h) sold, leased, transferred, assigned or otherwise disposed of any assets that, individually or in the aggregate, had a book value at the time of such lease, transfer, assignment or disposition of $5,000 or more; provided, however, that this subsection (h) shall not apply to products sold, leased, transferred, assigned or otherwise disposed of in the ordinary course of business and consistent with past practice;

            (i) made any investment in or contribution, advance or loan to any Person;

            (j) paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates which will remain outstanding as of the Closing;

            (k) made any material change in any of the accounting principles followed by the Company;

            (l) increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officers, directors or employees of the Company;

            (m) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $5,000, individually, or $25,000, in the aggregate;

            (n) made any loan to, or entered into any other transaction with, any of its directors, officers, or employees outside the ordinary course of business which will remain outstanding as of the Closing;

            (o) made any capital expenditures in excess of $10,000, individually, or $25,000, in the aggregate; or

            (p) agreed, whether in writing or otherwise, to do any of the actions set forth in subsections (d) through (o) above.

    3.07    Oil and Gas Assets.

            (a) Except as set forth in Section 3.07 of the Disclosure Schedule, Section 1.01A of the Disclosure Schedule, and the Property Schedule, the Company does not own any Oil and Gas Assets.

            (b) Section 1.01A of the Disclosure Schedule and the Property Schedule accurately reflects the Oil and Gas Assets as shown on the books and records of the Company.

            (c) For purposes of this Section 3.07, it is understood and agreed that the sale of the Seller's Shares to Buyer is expressly conditioned upon Buyer's approval of title to, ownership of, interest in and right to possess the Properties. Seller's sole warranty with respect to the title to the Properties is limited to the warranty that there are no Title Defects thereon created or arising by, through or under the Company (but not otherwise).

            (d) Section 1.01C of the Disclosure Schedule sets forth a complete list of all Operated Wells.

            (e) To Seller's or the Company's knowledge, Section 1.01C of the Disclosure Schedule sets forth the number of Wells with respect to each Lease that are currently inactive.

    3.08 Equipment and Inventory. The Company has good and valid title, free and clear of all Liens, to the equipment and inventory listed in Section
3.08 of the Disclosure Schedule. Such equipment and inventory, together with the Oil and Gas Assets, constitute all the material assets and properties that are used in or necessary for the Company's Business. All of such equipment and inventory are in sufficient operating condition and repair for the conduct of the Company's Business in the ordinary course and consistent with past practices (except for ordinary wear and tear and obsolescence).

    3.09 Title to Real Property. Except for the Oil and Gas Assets and except as described in Section 3.08 and Section 3.09 of the Disclosure Schedule and Section 1.01A of the Disclosure Schedule, the Company does not own or lease any interest in real property. The use and operation of the real property described in such Section in the conduct of the business of the Company does not violate in any material respect any instrument of record or agreement affecting such real property. The Company has good and valid title to such real property free and clear of all Liens. The existing office lease between Seller and the Company shall be terminated prior to the Closing and the Company shall have no further obligations thereunder.

    3.10 Compliance with Laws Other than Environmental Laws. Except with respect to Environmental Laws which are the subject of Section 3.17 to Seller's or the Company's knowledge:

            (a) the Company's Business and all operations and activities in connection therewith have been and are conducted and operated in compliance in all material respects with all laws, ordinances, regulations and orders of all Governmental Entities;

            (b) the Company has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the Company's Business except those the absence of which will not have a material adverse effect on the Company's Business; and

            (c) no written notice has been received by the Company and, to Seller's or the Company's knowledge, no investigation or review is pending or threatened by any Governmental Entity, with respect to (i) any alleged violation by the Company of any law, ordinance, regulation or order of any Governmental Entity, or (ii) any alleged failure to have any permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the Company's Business.

    3.11    Contracts and Commitments.

            (a) Section 3.11 of the Disclosure Schedule sets forth a list of (x) all non-competition or other agreements preventing or restricting the Company from carrying on any business, (y) all secrecy and confidentiality agreements (other than in connection with this Agreement), and (z) all of the following Contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $5,000 per annum or $10,000 in the aggregate:

                   (i) all leases of personal or real property (other than the Leases) to which the Company is a party;

                  (ii) all commodity or other swap, exchange or futures contracts;

                 (iii)    all marketing agreements;

                  (iv)    all Oil and Gas Agreements (excluding Leases);

                   (v) all credit agreements, mortgages, security agreements, letters of credit, pledge agreements, bonds, notes, indentures or other instruments or agreements of the Company relating to borrowed or loaned money or the extension of credit which will not be canceled or otherwise terminated prior to the Closing Date;

                  (vi) all guarantees and other agreements or instruments executed by the Company with respect to the obligations of another Person;

                 (vii)    all surety, guarantee or indemnification agreements;

                (viii) employment, consulting, agency, collective bargaining and other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, agents, independent contractors or consultants;

                  (ix)    brokerage or finder's agreements;

                   (x) joint venture, partnership and similar contracts involving a sharing of profits or expenses;

                  (xi) asset purchase agreements and other acquisition or divestiture agreements, including any agreements relating to the sale, lease or disposal of any assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations; and

                 (xii) contracts, agreements or commitments with Seller or any employee, director, officer, stockholder or Affiliate of the Company.

    Seller has delivered to Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Section 3.11 of the Disclosure Schedule.

            (b) Except as set forth in Section 3.11 of the Disclosure Schedule and except those of which Buyer is notified by Seller pursuant to
Section 5.07(d), there are no agreements, authorizations for expenditures or proposals pending that (i) require, permit or propose the drilling of wells or other operations in order to earn or to continue to hold all or any portion of the Properties or (ii) obligate the Company to make payments of any material amounts in connection with the drilling of wells or other material expenditures affecting the Properties.

            (c) Except as set forth in Section 3.11 of the Disclosure Schedule, the Company is not obligated by virtue of (i) a prepayment arrangement under any contract for the sale of Hydrocarbons and containing a "take or pay" or similar provision, (ii) a production payment or (iii) any other arrangement to deliver Hydrocarbons or proceeds from the sale thereof attributable to the Properties at some future time without then or thereafter receiving full payment therefor.

            (d) Except as set forth in Section 3.11 of the Disclosure Schedule, there exist no gas or transportation imbalances with respect to the Wells or the Properties.

            (e) All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the

Properties or the production of Hydrocarbons or the receipt of proceeds therefrom on the Properties that have become due and payable have been properly paid, including any such taxes or assessments due on Indian leases.

            (f) Except for items as to which a bona fide dispute exists which either are not material in the aggregate or as to which appropriate reserves have been established by the Company on the Company's Financial Statements and items held in suspense and as set forth in Section 3.11 of the Disclosure Schedule, the Company is current on all payments to vendors, contractors or subcontractors and in its disbursements to royalty owners and other parties to whom the Company has a duty to pay or disburse, and the Company shall continue to cause such payment and disbursements to be made until the Closing Date.

            (g) The Company does not maintain suspense accounts. All suspense accounts relating to production from the Operated Wells are maintained by the purchasers of such production.

            (h) To the Seller's or the Company's knowledge, all payments (including royalties, delay rentals, shut-in royalties, minimum royalties and valid calls under unit or operating agreements) due under the Leases and Oil and Gas Agreements have been made by the Company.

            (i) Except for standard and customary provisions of joint operating agreements and leases which entitle working interest and royalty owners the right to take production in kind or as set forth in Section 3.11 of the Disclosure Statement, no Person has any call upon any production for the Properties, option to purchase any production from the Properties, or similar rights with respect to any production from the Properties.

    3.12 Contracts Not in Default. Neither Seller nor the Company has received any notice that the Company is in default under any Contract listed or required to be listed in Section 3.11 of the Disclosure Schedule, and all of such Contracts are enforceable by the Company in all material respects in accordance with their terms except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There does not exist under any such Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company or, to the knowledge of Seller or the Company, any other party thereto. No consent of any third party is required under any such Contract as a result of or in connection with, and the enforceability of any such Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement. The rights of the Company under such Contracts are free of all Liens.

    3.13 Insurance. Section 3.13 of the Disclosure Schedule lists all policies or binders of insurance and programs of self-insurance relating to fire, liability, worker's compensation and other forms of insurance currently in effect covering the Company, the Oil and Gas Assets and the Company's Business. None of such policies or binders was obtained through the use of materially false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default by the Company with respect to any provision contained in any such policy or binder, and the Company has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Insofar as such matters are within the control of the Company, all such policies, binders and programs will be maintained in force from the date hereof through the Closing Date.

    3.14 Litigation and Judgments. Except as set forth in Section 3.14 of the Disclosure Schedule, there is no action, suit, proceeding or investigation by or before any Governmental Entity or by or on behalf of any Person pending or, to Seller's or the Company's knowledge, threatened (i) against or involving the Company or (ii) against or involving Seller or the Company which questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement or in connection with the transactions contemplated hereby. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

    3.15 Brokers and Finders. Neither Seller nor the Company has retained any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or investment banking fees in connection with the transactions contemplated by this Agreement.

    3.16 Labor Matters. No Company Employees are represented by a labor organization or covered by a collective bargaining agreement, nor have any Company Employees made a pending demand for recognition or, to Seller's or the Company's knowledge, filed a petition seeking a representation proceeding with the National Labor Relations Board. There are no pending or, to Seller's or the Company's knowledge, threatened strikes, slowdowns or other stoppages with respect to Company Employees. To Seller's or the Company's knowledge, there are no pending employment related complaints or charges with any federal, state, local or foreign governmental agency or court with respect to any Company Employee.

    3.17 Environmental Compliance. Except as may have been previously disclosed to Buyer in writing, to Seller's or the Company's knowledge:

            (a) there are no Environmental Claims, investigations or inquiries pending or threatened against the Company (or naming the Company as a potentially responsible party) based on Environmental Noncompliance at any of the Properties or any properties formerly owned, leased or operated by the Company;

            (b) all activities of the Company in the conduct of the Company's Business have been conducted in compliance in all material respects with all applicable Environmental Laws;

            (c) the Company has not and no other Person has, with respect to the Company's Business, filed any notice under any Environmental Law reporting past or present treatment, storage or disposal of a Hazardous Material or reporting a Release of a Hazardous Material;

            (d) no Lien in favor of any Governmental Entity for (i) any liability under Environmental Laws or (ii) damages arising from or costs incurred by such Governmental Entity in response to a Release of a Hazardous Material or other substance into the environment has been filed or is attached to any property or assets of the Company;

            (e) the Company does not have any material contingent liability in connection with (i) the Release or threatened Release into the environment at, beneath or on any property now or previously owned or leased by the Company or (ii) the storage or disposal of any Hazardous Material;

            (f) the Company has not received any claim, complaint, notice, letter of violation, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by the Company;

            (g) no property now or previously owned, leased or operated by the Company is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as a site requiring investigation or cleanup;

            (h) the Company is not directly transporting, has not directly transported and is not directly arranging for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to lead to material claims against the Company for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

            (i) there are no sites, locations or operations at which the Company is currently undertaking, or has completed, any removal, remedial or response action relating to any such disposal or release, as required by Environmental Laws;

            (j) the Company has obtained all Permits required in connection with the Company's Business, such Permits are in full force and effect, and the Company has complied with such Permits in all material respects; and

            (k) the Company does not own or operate any underground storage tanks, treatment, storage or disposal facilities under RCRA, or solid waste disposal facilities.

    3.18 No Condemnation or Expropriation. Neither the whole nor any portion of the Properties is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, nor to the knowledge of Seller or the Company, has any such condemnation, expropriation or taking been proposed.

    3.19 Accounts Receivable. Except as set forth in Section 3.19 of the Disclosure Schedule, all accounts receivable of the Company reflected in the Company Financial Statements represent sales actually made in the ordinary course of business.

    3.20 Powers of Attorney; Authorized Signature. Section 3.20 of the Disclosure Schedule is a complete and correct list of (a) the names and addresses of all Persons holding powers of attorney on behalf of the Company and (b) the account number and names of all banks and other institutions in which the Company has an account, deposit or safe deposit box, along with the names and addresses of all Persons to be authorized to draw on such accounts, deposit or boxes or to have access thereto.

    3.21 Oil and Gas Reserves. Seller has furnished to Buyer an estimate of the Company's oil and gas reserves as of the date of the report described in Section 3.21 of the Disclosure Schedule (the "Reserve Report"). To Seller's or the Company's knowledge, the information contained in the Reserve Report regarding the Properties was reasonable at such date and did not contain materially untrue statements of fact or omit to state material facts which if completely and accurately stated would have had a net effect upon the estimated net recoverable quantities of oil and gas reflected in the Reserve Report. To Seller's or the Company's knowledge, all lease operating expenses outlined in the Reserve Report were based upon good faith estimates of such expenses and are not materially inconsistent with the Company's currently existing related contractual obligations and currently existing legal requirements.

    3.22 Absence of Certain Business Practices. Neither the Company nor any of its officers, employees or agents nor any other Person acting on any of their behalf, has, directly or indirectly, given any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other Person who is in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) (a) which would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (b) which, if not continued in the future, would have a material adverse effect on the Company or which would subject the Company to suit or penalty in any private or governmental litigation or proceeding; or (c) for establishment or maintenance of any concealed fund or concealed bank account.

    3.23 Books and Records. All Records (a) have been prepared, assembled and maintained in accordance with the Company=s usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Company of the Oil and Gas Assets. The minute book of the Company contains complete and accurate records of material actions of the stockholders and directors of the Company.

    3.24 Employee Benefit Plans. Seller represents and warrants to Buyer as follows:

            (a) Section 3.24 of the Disclosure Schedule sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), or in which any employee or co-employee of the Company participates or is covered, that together with the Company would be considered affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of the Company or any Company ERISA
Affiliate:  (i) each "employee benefit plan," as such term is defined in
Section 3(3) of ERISA (each, a "Company Plan"); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.24(a)(i) (each, a "Company Benefit Program or Agreement") (such Company Plans and Company Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the "Company Employee Benefit Plans").

            (b) True, correct and complete copies of each of the Company Plans and related trusts, if applicable, including all amendments thereto, have been furnished or made available to Buyer. There has also been furnished or made available to Buyer, with respect to each Company Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description. True, correct and complete copies or descriptions of all Company Benefit Programs or Agreements have also been furnished or made available to Buyer.

            (c) Except as otherwise set forth on Section 3.24 of the Disclosure Schedule: (i) neither the Company nor any Company ERISA Affiliate contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of the Company and the Company ERISA Affiliates has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Company Employee Benefit Plans, and, to the knowledge of Seller, there have been no defaults or violations by any other party to the Company Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Company Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Company Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Company Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Seller, contemplated or threatened against, or with respect to, any of the Company Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Company Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code; (vii) all contributions required to be made to the Company Employee Benefit Plans have been made timely; (viii) no accumulated funding deiciency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Company Plan within the meaning of Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on the Company or any Company ERISA Affiliate of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of Seller, there is no matter pending with respect to any of the Company Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation; (xi) each of the Company Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety without any liability or other obligation; (xiii) the Company and the Company ERISA Affiliates have no liabilities or other obligations, whether actual or contingent, under any Company Employee Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage); and (xiv) neither the Company nor any of the Company ERISA Affiliate or any present or former director, officer, employee or other agent of the Company or any of the Company ERISA Affiliates has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by the Company, any of the Company ERISA Affiliates or Buyer which will be binding upon or enforceable against Buyer or the Company after the Closing.

            (d) Except as otherwise set forth on Section 3.24 of the Disclosure Schedule, no employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

            (e) With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances in connection with the Company or any of the Company ERISA Affiliates that could be expected to result in liability reasonably likely to have a material adverse effect on the Company under ERISA, the Code or any other applicable law. With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise noted, on the financial statements of the Company, which obligations are reasonably likely to have a material adverse effect on the Company.

            (f) Except as set forth in Section 3.24 of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of the Company.

    3.25 Tax Matters. Seller represents, warrants and covenants to Buyer that, except as set forth in Section 3.25 of the Disclosure Schedule:

            (a) The Company has timely filed, caused to be timely filed, will timely file or will cause to be timely filed all Tax Returns required to be filed before the Closing Date with respect to the Company. Such Tax Returns were or will be properly prepared in all material respects in the manner required by applicable law and all Taxes shown on such Tax Returns to be payable by the Company have been paid or will be paid when due. No request has been made for any extension of time within which to file any Tax Return of the Company which Tax Return has not been filed as of the date hereof.

            (b) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from Company Employee wages and paid over (and through the Closing Date will timely withhold and pay over) to the proper Governmental Entities all amounts required to be so withheld and paid over for all periods under all applicable laws. The Company has timely paid or accrued all Taxes that are due and payable for which the Company may be liable.

            (c) The Company has not been made a party to any pending action or proceeding by any Governmental Entity for the assessment or collection of Taxes, nor, to Seller's or the Company's knowledge, has any claim for the assessment or collection of Taxes been asserted against the Company. The Company has not been notified that any taxing authority intends to audit a Tax Return for any period, and no such audit is presently pending. No extension of a statute of limitations relating to Taxes is in effect with respect to the Company. There are no Liens on any of the assets of the Company for unpaid Taxes, other than Liens for Taxes not yet due and payable.

            (d) The Company has not made or become obligated to make, and will not, as a result of any transaction contemplated herein, make or become obligated to make, any "excess parachute payment" as defined in section 280G of the Code (without regard to subsection (b)(4) thereof). The Company has never been included in an affiliated group of corporations, within the meaning of Section 1504 of the Code, and the Company is not and has not been a party to any tax sharing agreement between related corporations.

    3.26 Redeemed Interests. As of the Closing the assets and properties of the Company will consist of the Properties described on the Property Schedule, the assets and properties described in Sections 1.01A, 3.08, 3.09 and 3.11 of the Disclosure Schedule and all other assets and properties of the Company owned by the Company as of the Balance Sheet Date and acquired by the Company after the Balance Sheet Date except for the Redeemed Interests and those assets and properties disposed of by the Company in the ordinary course of business after the Balance Sheet Date consistent with past practice. The redemption contemplated by the Redemption Agreement will not impair the capital of the Company and will otherwise be lawful under the Oklahoma General Corporation Act.

    3.27 Exchange and Replacement Properties. None of the Exchange Properties or the Replacement Properties is subject to any preferential right to purchase by any third party. There are no consents, authorizations or approvals of third parties required in connection with the transfer of any of the Exchange Properties or the Replacement Properties pursuant to the Exchange Agreement.

    3.28 Disclosure. There is no fact (other than matters of a general economic or political nature which do not affect the Company uniquely) known to Seller or the Company that has not been disclosed to Buyer that might reasonably be expected to have or result in a material adverse effect upon the Company.

                                 ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller as follows:

    4.01 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has all requisite corporate authority and power to own and operate its properties and assets and to conduct its business as such business is now being conducted by it.

    4.02 Authorization; Validity and Binding Effect. Buyer has all requisite authority and power to execute and deliver this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder or the consummation by

Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    4.03 No Violation. None of the execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder or the consummation of the transactions contemplated hereby will (i) require Buyer to file or register with, or obtain any permit, authorization, consent or approval of, any Governmental Entity or any other Person, (ii) violate any provision of the certificate of incorporation or bylaws of Buyer, (iii) violate any statute, law, regulation or rule of any Governmental Entity or
(iv) violate any judgment, decree, or order of any Governmental Entity or any arbitration award applicable to Buyer.

    4.04 Brokers and Finders. Buyer has not retained any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or investment banker fees in connection with the transactions contemplated by this Agreement

    4.05 Investment Representation. Buyer understands the risks of an investment in Seller's Shares and is acquiring the Seller's Shares for its own account, for investment purposes only and not with a view to or for sale in connection with any distribution thereof in violation of the Securities Act of 1933, as amended.

    4.06 Independent Investigation. Buyer has relied upon Seller's representations, warranties and covenants in this Agreement and Buyer's independent due diligence investigation and those of its representatives, including legal, tax, financial, business, and other advisors, in entering into this Agreement. Buyer and its advisors have been given the opportunity to examine all relevant documents and to ask questions of and receive answers from Seller and the Company concerning all aspects of the Company.

                                  ARTICLE V

                           COVENANTS OF THE PARTIES

    5.01 Full Access. Seller shall cause the Company to afford to Buyer and its counsel, accountants and other representatives full access, during regular business hours, to the properties, assets, plants, offices, warehouses, properties, books and records of the Company in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company and will cause the officers, employees and accountants of the Company to permit such access as Buyer shall from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Company's Business.

    5.02 Approvals and Consents. To the extent that the approval, consent or permission of any Governmental Entity or other Person (a) is necessary for the consummation by Seller of the transactions contemplated hereby, Seller and Buyer shall use their Best Efforts to obtain such consent or (b) is necessary or desirable for Buyer to obtain in connection with the conduct of the Company's Business after the Closing, including the issuance of such new permits as may be required for Buyer to conduct said business, or otherwise, Seller shall reasonably cooperate with Buyer in obtaining all such approvals, consents or permissions.

    5.03 Filings. Promptly after execution of this Agreement, each of Seller and Buyer shall make or cause to be made any filings and submissions required to be made under the laws of any jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby and each will use its or his Best Efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each Party will furnish to the other Party such necessary information and reasonable assistance as such other Party may request in connection with the foregoing.

    5.04 Covenants to Satisfy Conditions. Upon the terms and subject to the conditions set forth herein, Seller shall use his Best Efforts to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of Seller, and Buyer shall use its Best Efforts to ensure that the conditions set forth in Article VII are satisfied, insofar as such matters are within the control of Buyer, on or before the applicable date set forth in Section 2.07, or as promptly as practical thereafter.

    5.05    Confidentiality; Employees; Negotiations.

            (a) Until the Closing, each Party shall hold in strict confidence (unless compelled to disclose by judicial or administrative process or in making any filings with Governmental Entities with respect to the transactions contemplated hereby or in connection with the financing thereof or in connection with obtaining insurance or by requirements of law) all documents and information concerning the other Party furnished to such Party by such other Party or such other Party's representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired by the Party to which it was furnished from other sources not bound by a confidentiality obligation with respect to such information), and neither Party will release or disclose such information to any other Person, except its auditors, attorneys, financial advisors, bankers, insurance brokers and consultants, and other consultants and advisors who need to know such information in connection with the transactions contemplated hereby. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the Party required to hold it in confidence, or unless such Party is compelled to disclose such information or documents by judicial or administrative process or by other requirements of law, and all such documents (including copies thereof) shall be returned to the other Party immediately upon the written request of such other Party.

            (b) Until termination of this Agreement, Seller will not and Seller will not permit the Company or any of its directors, officers, employees, partners, representatives, or agents to (i) facilitate, encourage, solicit, initiate or continue negotiations or submissions of proposals or offers in respect of all or any portion of the Company=s Business, by means of acquisition of stock, assets or otherwise (other than the transactions contemplated by this Agreement), (ii) furnish or cause to be furnished to any Person (other than Buyer and its representatives) any information concerning the Seller's Shares or the operations, properties or assets of the Company in connection with any proposal to acquire all or a substantial portion of the Company's Business, by means of an acquisition of stock, assets or otherwise, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any such Person to do or seek any of the activities set forth in subsections (i) and (ii) above.

            (c) The Parties acknowledge and agree that, because of the nature and subject matter of the provisions of this Section 5.05, it would be impractical and extremely difficult to determine actual damages in the event of the breach of any such provisions. Accordingly, if Seller, the Company or any of the Company's representatives set forth above, on the one hand, or Buyer, on the other hand, commits a breach, or threatens to commit a breach, of any matter set forth in this Section 5.05, the nonbreaching Party shall have the right to have the provisions of this Section 5.05 specifically enforced by any court having equity jurisdiction, it being further acknowledged and agreed by the Parties that any such breach or threatened breach will cause irreparable injury to the non-breaching Party and its Affiliates and that an injunction may be issued against the breaching Party to stop or prevent such breach or threatened breach. If any such action shall be instituted, the breaching Party agrees to waive, and does hereby waive to the fullest extent permitted by law, the defense that the non-breaching Party has an adequate remedy at law and agrees to interpose no opposition, legal or otherwise, as to the propriety of pursuing specific performance as a remedy.

    5.06 Publicity. No Party shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the trade or general public without the prior consent of the other Party. This provision shall not apply, however, to any requirement that a copy of this Agreement be attached as an exhibit to a report on form 10-K or 8-K or to any announcement or written statement which, in the opinion of counsel to the disclosing Party, is required to be made by law, the regulations of any Governmental Entity or NASDAQ rules.

    5.07    Conduct of the Company's Business Pending the Closing.

            (a) Pending the Closing, and except as otherwise consented to or approved by Buyer, disclosed in Section 5.07 of the Disclosure Schedule or otherwise contemplated by this Agreement (including Section 2.02), Seller agrees that he (i) will cause the Company's Business to be carried on only in the ordinary course consistent with past practice, (ii) will cause the Company to operate the Operated Wells as a prudent operator in a good and workmanlike manner in accordance with the terms of the respective applicable operating agreements; and as to those affirmative and negative obligations that would ordinarily be the responsibility and under the direction and control of the operator of any Properties, Seller shall cause the Company, in those instances where the Company is not the operator, to utilize its Best Efforts as a non-operator to insure the operator's compliance with such obligations,
(iii) will cause the Company to maintain and keep the Properties and its other assets in good condition and working order, (iv) will use Best Efforts consistent therewith to cause the business organization of the Company to be preserved intact, the services of the Company Employees to be kept available and satisfactory relationships with suppliers, customers and others having commercially beneficial business relationships with the Company to be maintained, in each case in the ordinary course of Company's Business consistent with past practice, (v) will not cause or permit the Company to take any action or fail to take any action which would cause any of Seller's representations and warranties in this Agreement not to be true and complete on the Closing Date as though such representations and warranties were made on the Closing Date, and (vi) will not permit any amendment of the Redemption Agreement or the Exchange Agreement.

            (b) Except as set forth in Section 5.07 of the Disclosure Schedule or as permitted by subsection (a) of this Section 5.07 or otherwise contemplated by this Agreement, no contract or commitment of a type that would be required to be disclosed in Section 3.11 of the Disclosure Schedule if in effect on the date hereof shall be entered into by or on behalf of the Company, or with respect to the Company's Business, except for contracts or commitments in the ordinary course of the Company's Business consistent with past practice.

            (c) If prior to the Closing any of the assets or properties of the Company is substantially damaged or destroyed by fire or other casualty (each such event, a "Casualty"), Seller shall notify Buyer promptly after Seller has knowledge of such event. If any uncured Casualties exist at the Closing, the Purchase Price shall be reduced by the aggregate reduction in the value of the assets or properties of the Company on account of such Casualties, as determined by the mutual agreement of the Parties.

            (d) Seller shall give notice to Buyer of any proposal to drill, rework, or plug and abandon any Well or Wells, or to sell or exchange any Oil and Gas Asset, that Seller receives prior to the Closing. Seller will not consent to any such proposal in excess of $5,000 (net to Seller's interest) without the prior approval of Buyer. Such approval or Buyer's refusal thereof shall be due within three Business Days after Buyer's receipt of such notice. Buyer's failure to respond to any such notice shall be deemed approval of Seller=s recommendation with respect to such proposal.

    5.08 Further Assurances. Upon the terms and subject to the conditions herein provided, each of the Parties agrees to use such Party's Best Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, Seller and/or the proper officers and directors of Buyer shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as reasonably may be requested by any Party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

    5.09 Adjustments for Title Defects. The procedures to be followed with respect to Buyer's assertion of Title Defects, and the adjustment of the Purchase Price attributable to such Title Defects, shall be as follows:

            (a) Access to Records. Promptly after execution of this Agreement, Seller shall cause the Company to provide to Buyer and its consultants and advisors access at all reasonable times to the Company's accounting, land, production, engineering, and other records regarding the Properties for the purpose of reviewing title to the Properties. At Buyer's request, to the extent any such records are in the possession of a co-working interest owner, partner or other third party and the Company has the right of access thereto, Seller shall cause the Company to use its Best Efforts to provide Buyer access to such other records or obtain copies thereof for Buyer's review.

            (b) Notice of Asserted Title Defects or Interest Additions. As soon as reasonably practicable after Buyer discovers any Title Defect and in any event on or before the fifth Business Day prior to the Closing Date, Buyer shall furnish to Seller written notice specifying in reasonable detail each matter which Buyer in good faith asserts is a Title Defect hereunder, together with the Defect Amount estimated in good faith by Buyer for each such asserted Title Defect and a reasonably detailed explanation of the computation of and basis for such Defect Amount (each such notice, a "Title Defect Notice"). On or before the fifth Business Day prior to the Closing Date, Seller may request an increase in the Purchase Price by notifying Buyer of any NRI owned by Seller in a Property that is greater than that shown on the Property Schedule (an "Interest Addition"). Each such notice of an Interest Addition (an "Interest Addition Notice") shall set forth Seller's basis for the assertion of such Interest Addition and Seller's proposed Purchase Price adjustment on account thereof.

            (c) Method of Determination of Defect Amounts and Purchase Price Adjustments. Defect Amounts for each asserted Title Defect shall be determined as follows:

                   (i) If the Title Defect relates to failure of title to the entirety of the Company's title to a Property, the Defect Amount shall be the Value of such Property.

                  (ii) If the Title Defect results from a lien, security interest, pledge or collateral assignment upon one or more Properties (or a portion thereof) which is liquidated in amount, then the Defect Amount shall be the amount necessary to remove such lien, security interest, pledge or collateral assignment from the Company's title to such Properties (or portion thereof).

                 (iii) If the Title Defect results from the Company having a lesser NRI in a Property than the NRI specified therefor in the Property Schedule, the Defect Amount shall be equal to the product obtained by multiplying the Value for such Property by a fraction, the numerator of which is the reduction in the NRI and the denominator of which is the specified NRI for such Property.

                  (iv) If the Title Defect results from any matter not described in subsections (i), (ii), or (iii) above, then the Defect Amount shall be a portion of the Value for such Property, said portion to be equal to the difference between the Value of the Company's title to such Property without such Title Defect and with such Title Defect.

    Notwithstanding anything herein to the contrary, the aggregate Defect Amounts attributable to Title Defects relating to a Property for which Buyer receives an adjustment to the Purchase Price shall not exceed the Value of such Property. Purchase Price adjustments for each asserted Interest Addition shall be equal to the product obtained by multiplying the Value for the Property affected thereby by a fraction, the numerator of which is the increase in the NRI and the denominator of which is the specified NRI for such Property.

            (d) Resolution of Title Defects. Upon timely delivery of a Title Defect Notice, Buyer and Seller shall meet and use their Best Efforts to agree on the validity of the Title Defects asserted therein and the Defect Amounts attributable thereto. If, with respect to a Title Defect so asserted by Buyer, the Parties cannot agree on the validity thereof and/or the Defect Amount attributable thereto and if Seller does not cure or elect to attempt to cure such Title Defect (at Seller's expense) to the reasonable satisfaction of Buyer as provided in Section 5.09(g), such validity and/or Defect Amount shall be determined by arbitration as provided in Section 5.10 (without the Closing being delayed on account thereof). In such event, the Purchase Price to be paid to Seller at the Closing shall be reduced by the Value of the Property in question and such portion of the Purchase Price shall be deposited by Buyer with Escrow Agent at the Closing pursuant to the terms of the Escrow Agreement. Pursuant to the Escrow Agreement, Escrow Agent shall hold such funds and disburse them in compliance with the determination of the arbitrator(s) pursuant to Section 5.10.

            (e) Resolution of Interest Additions. Upon timely delivery of an Interest Addition Notice, Buyer and Seller shall meet and use their Best Efforts to agree on the validity of the Interest Additions asserted therein and the adjustments to the Purchase Price attributable thereto. If, with respect to an Interest Addition so asserted by Seller, the Parties cannot agree on the validity thereof and/or the amount of the Purchase Price adjustment attributable thereto, such validity and/or adjustment shall be determined by arbitration as provided in Section 5.10 (without the Closing being delayed on account thereof).

            (f) Election to Terminate. Notwithstanding anything to the contrary in this Agreement, if as of the Business Day prior to the Closing Date (i) the sum of (A) Buyer's good faith estimates of Defect Amounts attributable to Title Defects which have not been fully cured by Seller, plus
(B) the amount of Purchase Price adjustments pursuant to Section 5.07(c), exceeds $750,000 or (ii) Seller's good faith estimates of Purchase Price adjustments attributable to Interest Additions exceeds $750,000, then either Party may elect to terminate this Agreement prior to the Closing in accordance with the provisions of Article IX.

            (g) Curative Actions. If Seller causes the Company to cure (at Seller's expense) a Title Defect to the reasonable satisfaction of Buyer prior to the Closing, no Purchase Price adjustment shall be made on account thereof. If the Parties agree as to the validity of a Title Defect asserted by Buyer and the Defect Amount attributable thereto and if Seller believes in good faith that such Title Defect may be cured within 90 days after the Closing, Seller may elect, by notice given to Buyer at least one Business Day prior to the Closing Date, to attempt to cure such Title Defect at Seller's expense within such 90-day period. In the event Seller makes such an election with respect to one or more Title Defects, the Purchase Price to be paid to Seller at the Closing shall be reduced by the aggregate Defect Amounts attributable to such Title Defects and such aggregate Defect Amounts shall be deposited by Buyer with Escrow Agent at the Closing pursuant to the terms of the Escrow Agreement. Pursuant to the Escrow Agreement:

                   (i) Within five Business Days after the end of such 90-day period, Escrow Agent will pay to Seller the amount set forth in the Parties' written instructions to Escrow Agent, which amount shall be equal to the Defect Amounts attributable to all Title Defects which Seller elected to cure and which have been cured to Buyer's reasonable satisfaction within such 90-day period; and

                  (ii) On the tenth Business Day after such 90-day period, Escrow Agent will return to Buyer all remaining amounts deposited by Buyer pursuant to this Section 5.09(g) or, if Escrow Agent does not receive the written instructions contemplated by Section 5.09(g)(i), all amounts so deposited by Buyer.

        (h) Exchange Properties. For purposes of this Section 5.9, (i) the Company's ownership of a Property shall be deemed to include any additional ownership interest in such Property that the Company will obtain upon the closing of the transactions contemplated by the Exchange Agreement and (ii) it is understood that Buyer may assert Title Defects with respect to one or more of the Exchange Properties as if the Company owned such Exchange Properties.

    5.10 Arbitration. Any dispute over the validity of a purported Title Defect, Defect Amount attributable to a Title Defect, Interest Addition or any Purchase Price adjustment on account of an Interest Addition which is not resolved prior to the Closing shall be decided by arbitration in accordance with the CPR Rules for Non-Administered Arbitration in effect on the date hereof (the "CPR Rules"), by one arbitrator or three arbitrators as hereinafter provided. The arbitration shall be governed by the Oklahoma Uniform Arbitration Act, as amended, and the place of the arbitration shall be Tulsa, Oklahoma. The following shall apply to arbitrations hereunder:

            (a) Upon written demand of either Buyer or Seller, Buyer and Seller shall attempt to agree upon a single arbitrator. If Buyer and Seller are unable to agree upon a single arbitrator within 10 days after such demand, Buyer will appoint one arbitrator and Seller will appoint one arbitrator, and the two arbitrators so appointed will select a third arbitrator. Each arbitrator must be an attorney-at-law who has practiced law continuously for more than ten years and is familiar with matters relating to title to oil and gas properties. If the Parties are unable to agree upon a single arbitrator and if either Buyer or Seller fails to appoint an arbitrator within ten days after the expiration of the 10-day period referred to above, or if the two appointed fail, within 10 days after the appointment of the second, to agree on the third arbitrator, Buyer or Seller may request that arbitrator(s) to complete the board of three be appointed in accordance with the CPR Rules.

            (b) The dispute or disputes to be decided by the arbitrator(s) will be submitted in writing by the Party requesting arbitration. The jurisdiction of the arbitrator(s) will be limited to the dispute or disputes so stated. The arbitrator(s) will rule on all requests for discovery and disclosure and the Parties shall complete discovery within 30 days of the appointment of the single arbitrator or the third arbitrator, as the case may be. The arbitrator(s) may consider any matter relevant to the subject of the dispute or disputes. The arbitrator(s) shall not have the authority or power to alter, amend, or modify any of the terms and conditions of this Agreement or any other agreement of the Parties, and the arbitrator(s) may not enter an award that can alter, amend, or modify any of those terms and conditions in any manner.

            (c) The arbitrator(s) will convene a hearing and issue a final ruling within 75 days of the appointment of the single arbitrator or the third arbitrator, as the case may be. Such ruling shall be in writing and shall set forth the reasoning underlying the ruling. If there is more than one arbitrator, the decision or award of any two arbitrators will be conclusive upon the Parties. The decision or award may be enforced in any court of competent jurisdiction. Any payment called for by any such decision or award shall be paid by the Party required to pay the same to the other Party within 30 days after the date of such decision or award.

            (d) The Parties shall bear their own legal fees and costs incurred in connection with an arbitration. If there is more than one arbitrator, the fees and expenses of an arbitrator appointed by or for a Party shall be paid by the Party so appointing such arbitrator or for whom such arbitrator was appointed. Other costs, fees and expenses incurred in connection with an arbitration, including the fees and expenses of the single or third arbitrator, shall be borne by the non-prevailing Party; provided, that, if there is a bona fide question as to which Party prevailed, the arbitrator(s) shall decide who is the prevailing Party, or, if neither Party prevailed, such costs, fees and expenses shall be shared equally by the Parties.

    5.11 Acquisition of Participant Interests. The Parties acknowledge that, concurrently with the Closing, Buyer desires to acquire from each Person listed in Section 5.11 of the Disclosure Schedule (a "Participant") all of such Participant's working interests in and to the oil and gas properties referred to in such Section 5.11 for the purchase price set forth in such
Section 5.11 pursuant to a separate Purchase and Sale Agreement, the form of which is attached hereto as Exhibit B ("Participant Agreement"). Seller shall use his Best Efforts to cause Participants representing at least 85% of the aggregate purchase price set forth in Section 5.11 of the Disclosure Schedule to execute Participant Agreements within five Business Days after the date hereof, reflecting the terms set forth in Section 5.11 of the Disclosure Schedule with respect to the applicable Participant. In the event that such Participants have not executed such a Participant Agreement within five Business Days after the date hereof, Buyer shall have the right to terminate this Agreement as provided in Article IX. Seller shall use his Best Efforts to cause Participants representing at least 95% of the aggregate purchase price set forth in Section 5.11 of the Disclosure Schedule to execute Participant Agreements prior to the Closing reflecting the terms set forth in
Section 5.13 of the Disclosure Schedule with respect to the applicable Participant. In the event that such Participants have not executed such a Participant Agreement prior to the Closing, Buyer shall have the right to terminate this Agreement as provided in Article IX.

    5.12 Release. Effective upon the Closing and with respect to periods prior to the Closing Date, Seller unconditionally releases and forever discharges the Company from any and all claims, rights, duties, obligations, contracts, debts, liabilities, damages, injuries, actions and causes of action (collectively, "Seller Claims") of every kind and nature, whether foreseen or unforeseen, contingent or actual, liquidated or unliquidated, and whether now known or hereafter discovered, which Seller has or may hereafter acquire under any federal, state or local statute or common or other law or otherwise, under the Company's certificate of incorporation or bylaws or under any agreement to which Seller and the Company are parties, including Seller Claims with respect to employment and employee benefit matters and Seller Claims for indemnification as a former officer, director or employee of the Company; provided, however, that such release and discharge will not be applicable to Seller Claims related to oil and gas properties in which both the Company and Seller own an interest. Seller represents and warrants to Buyer that, to his knowledge, no Seller Claims exist with respect to such oil and gas properties.

    5.13 Certain Operated Properties. The Parties acknowledge that Oil Center Operating, Inc. ("Oil Center") continues to be listed by the Oklahoma Corporation Commission ("OCC") as operator of certain properties with respect to which either the Company should be listed as operator or Oil Center should be removed as operator. The properties which should be in the name of the Company as operator are listed at Section 5.13A of the Disclosure Schedule ("Oil Center/OBEC Properties") and the properties with respect to which Oil Center should be removed as operator are listed at Section 5.13B of the Disclosure Schedule ("Oil Center Other Properties"). Seller shall undertake the responsibility of making such filings with the OCC as may be necessary or required to have the Company listed as operator of the Oil Center/OBEC Properties and Oil Center removed as operator of the Oil Center Other Properties. This undertaking of Seller shall continue beyond the Closing hereof and shall not delay Closing. Buyer agrees to fully cooperate with Seller, including the execution of filings with the OCC, as may be required in correcting OCC records to properly reflect the current operator of the properties.

                                  ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF SELLER

    The obligations of Seller to effect the transactions contemplated hereby at the Closing shall be subject to the fulfillment, or written waiver by Seller, at or prior to the Closing, of each of the following conditions:

    6.01 Representations and Warranties True. The representations and warranties of Buyer contained herein shall be correct and complete as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes contemplated by the terms of this Agreement.

    6.02 Performance. Buyer shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

    6.03 No Injunction. There shall be no effective injunction, writ, preliminary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions provided for at the Closing not be consummated as so provided, nor shall there be any pending injunction, writ or order seeking the same result.

    6.04 Certificates. Buyer shall have furnished Seller with such certificates of its officers and others to evidence its compliance with the conditions set forth in this Article VI as may be reasonably requested by Seller and delivery thereof shall be deemed to be a representation and warranty by Buyer for purposes of Section 6.01.

                                  ARTICLE VII

                        CONDITIONS TO OBLIGATIONS OF BUYER

    The obligations of Buyer to effect the transactions contemplated hereby at the Closing shall be subject to the fulfillment, or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

    7.01 Representations and Warranties True. The representations and warranties of Seller contained herein shall be correct and complete as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes contemplated by this Agreement.

    7.02 Performance. Seller shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

    7.03 No Injunction. There shall be no effective injunction, writ, preliminary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions provided for at the Closing not be consummated as so provided, nor shall there be any pending injunction, writ or order seeking the same result.

    7.04 Certificates. Seller shall have furnished Buyer with such certificates of Seller and the officers, partners and others of the Company to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Buyer and delivery thereof shall be deemed to be a representation and warranty by Seller for purposes of Section 7.01.

    7.05 Approvals and Consents. The Parties shall have obtained all approvals, consents and permissions of any Governmental Entity or other Person which are listed in Sections 3.04 and 4.03 of the Disclosure Schedule, and any approvals, consents, licenses, permits or permissions of any Governmental Entity or other Person the absence of which would result in the inability of Buyer to conduct the Company=s Business substantially as it is presently conducted.

    7.06 Resignations. Seller shall have delivered to Buyer at the Closing the written resignations of each officer and director of the Company, effective as of the Closing.

    7.07 FIRPTA Affidavit. Seller shall have provided to Buyer a non-foreign affidavit in compliance with United States Treasury Regulation
Section 1.1445-2(b)(2).

    7.08 Participant Agreements. The transactions contemplated by each Participant Agreement executed and delivered pursuant to Section 5.11 shall have been consummated concurrently with the Closing.

    7.09 Opinion of Seller's Counsel. Seller shall have delivered to Buyer an opinion of Seller's counsel substantially in the form of Exhibit C hereto.

    7.10 Release of Liens. Seller shall have delivered to Buyer releases or terminations of all mortgages, financing statements and other security interests or liens in favor of the Citizens Bank of Ada covering any of the assets or properties of the Company.

    7.11 Redemption Agreement. The transactions contemplated by the Redemption Agreement shall have been consummated.

                                ARTICLE VIII

                    INDEMNIFICATION; SURVIVAL AND LIMITATIONS
                       OF REPRESENTATIONS AND WARRANTIES

    8.01    Indemnity by Seller. Subject to the limitations set forth in this
Article VIII, Seller hereby indemnifies and agrees to defend and hold harmless Buyer, any Affiliate of Buyer and any director, officer, employee or agent of any of them (a "Buyer Indemnified Party") from and against, and agrees to pay or cause to be paid to Buyer all Losses ("Buyer Losses") equal to the sum of:

            (a) Additional Taxes. Any and all Claims against, or Losses of, the Company or any of its assets for (i) any and all Taxes with respect to all past fiscal years of the Company and the period ending on the Closing Date (including any and all Taxes in connection with the transactions contemplated by the Redemption Agreement), except Taxes reserved for on the Company Financial Statements, (ii) any and all Taxes (A) in connection with the transactions contemplated by the Exchange Agreement, (B) in the event such transactions fail to qualify as a like-kind exchange under Section 1031 of the Code or (C) in the event Seller disposes of any or all of the Replacement Properties, and (iii) all deficiencies, interest or penalties in connection with any such Taxes that may at any time be asserted or assessed against or actually paid by the Company or a Buyer Indemnified Party by or to any Governmental Entity;

            (b) Certain Liabilities. Any and all other Losses of the Company or any of its assets, whether accrued, contingent or otherwise, arising out of or on account of or with respect to any event, occurrence or transaction (including employment and employee benefit matters) occurring or existing at or prior to Closing, that may be asserted or assessed against or actually paid by the Company, except (i) items reflected or reserved against in the Company Financial Statements; and (ii) trade obligations incurred in the ordinary course of business, consistent with past practices, since the Balance Sheet Date;

            (c) Representations, Warranties, and Covenants. Any and all Losses that a Buyer Indemnified Party may incur or suffer, which arise or result from or relate to any breach of any of Seller's representations, warranties, covenants, obligations or agreements in this Agreement, the Disclosure Schedule or any certificate or other instrument furnished or to be furnished by Seller under this Agreement;

            (d) Redeemed Interests and Replacement Properties. Any and all Losses that the Company or a Buyer Indemnified Party may incur or suffer, which arise or result from or relate to any of the Redeemed Interests or any of the Replacement Properties; and

            (e) Indemnified Wells. Any and all Losses that the Company or a Buyer Indemnified Party may incur or suffer, which arise or result from or relate to the wells listed in Section 5.13B of the Disclosure Schedule, including any and all Losses attributable to the designation of Oil Center Operating, Inc. as the operator of record of any of such wells.

            (f) Professional Fees. All reasonable professional fees (including those of attorneys, accountants, consultants and engineering fees) and other expenses incurred by the Company or a Buyer Indemnified Party in connection with any of the aforesaid matters.

    8.02    Indemnity by Buyer.  Subject to the limitations set forth in this
Article VIII, Buyer hereby indemnifies and agrees to defend and to hold harmless Seller from and against, and agrees to pay or cause to be paid to Seller all Losses ("Seller Losses") equal to the sum of:

            (a) Representations and Warranties. Any and all Losses that Seller may incur or suffer, which arise or result from or relate to any breach of any of Buyer's representations, warranties, covenants, obligations or agreements in this Agreement, the Disclosure Schedule or any certificate or other instrument furnished or to be furnished by Buyer under this Agreement; and

            (b) Professional Fees. All reasonable professional fees (including those of attorneys, accountants, consultants and engineering fees) and other expenses incurred by Seller in connection with any of the aforesaid matters.

    8.03 Investigations, Survival of Representations and Warranties. The respective representations and warranties contained herein or in any certificates delivered pursuant to this Agreement prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party. The Parties agree that each and every such representation and warranty set forth in this Agreement, the representations and warranties deemed made as provided by Sections 6.04 and 7.04 and the indemnifications set forth in this Article VIII shall survive the Closing until the date which is 15 months after the Closing Date (the "Release Date"); provided, however, the rights of the Buyer Indemnified Parties against Seller with respect to Buyer Losses relating to a breach of a representation or warranty set forth in
Section 3.25 (Tax Matters), and with respect to any Buyer Losses covered by
Section 8.01(a) (Additional Taxes) and Buyer Losses covered by Section 8.01(e) (Indemnified Wells), shall survive until the expiration of applicable statutes of limitations (including all waivers and extensions thereof). From and after the Release Date (except as otherwise set forth in the preceding sentence), neither Seller nor Buyer shall be under any liability whatsoever with respect to any such representation or warranty or any obligation or liability based upon such representation or warranty, except for breaches as to which a Party shall have given notice (specifying, with reasonable particularity, the facts establishing such breach and the specific nature and amount of damages sought) to the other Party prior to the Release Date. This Section 8.03 shall have no effect upon any other obligation of the Parties, whether to be performed before or after the Closing Date.

    8.04 Defense of Third Party Claims. If a third party shall notify a party entitled to indemnification pursuant to Section 8.01 or Section 8.02 (an "Indemnified Person") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification by a party obligated to provide indemnification pursuant to Section 8.01or 8.02 (an "Indemnifying Party"), the Indemnified Person shall, with reasonable promptness, notify the Indemnifying Party of such Third Party Claim. If the Indemnified Person does not so notify the Indemnifying Party within 15 days after becoming aware of such Third Party Claim, then the Indemnifying Party shall, if such delay materially prejudices the Indemnifying Party with respect to the defense of such Third Party Claim, be relieved of liability hereunder in respect of such Third Party Claim to the extent of the damage caused by such delay. In any such proceeding, following receipt of notice properly given, the Indemnifying Party shall be entitled, at its sole discretion, to assume the entire defense of such Third Party Claim (with counsel selected by it which is reasonably satisfactory to the Indemnified Person or Persons), and the Indemnifying Party shall bear the entire cost of defending such Third Party Claim. The Indemnifying Party shall not have the right to settle any such Third Party Claim without the written consent of the Indemnified Person or Persons, which consent shall not be unreasonably withheld. In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Persons in connection with such defense unless otherwise agreed to in writing by the Indemnifying Party or as herein provided; provided, however, the Indemnified Persons shall have the right to participate in such defense, at their own cost, and shall have the obligation to cooperate therewith.

    8.05    Limit on Indemnity Obligations.

            (a) In the absence of fraud, the total amount of all Buyer Losses (excluding Losses referred to in Section 8.01(e)) which Buyer or any of its related persons has the right to assert against Seller under this Article VIII may not exceed $1,000,000. Losses referred to in Section 8.01(e) shall not be subject to or count towards any such limitation.

            (b) If the total amount of all Losses which a Party has a right to assert against the other Party under this Article VIII does not exceed $10,000, then there shall be no obligation to provide indemnification with respect to such Losses. If the total amount of such Losses exceeds $10,000, then the Losses for which indemnification may be obtained shall be limited to the amount by which the aggregate amount of all such Losses exceeds $10,000. Losses not arising from breaches of representations and warranties under
Article III or Article IV shall not be subject to the limitation of this
Section 8.05(b). Losses referred to in Section 8.01(e) shall also not be subject to the limitations of this Section 8.05(b).

                                  ARTICLE IX

                                  TERMINATION

    9.01    Methods of Termination.  This Agreement may be terminated:

            (a) at any time prior to the Closing Date by mutual consent of Buyer and Seller;

            (b) by Seller upon notice to Buyer if any of the conditions to the obligations of Seller shall not have been fulfilled on or before June 30, 2000 (or any extension of such date by written agreement signed by Seller and Buyer);

            (c) by Buyer upon notice to Seller if any of the conditions to the obligations of Buyer shall not have been fulfilled on or before June 30, 2000 (or any extension of such date by written agreement signed by Seller and Buyer);

            (d) by Buyer upon notice to Seller as provided in Section 5.09(f) or 5.11; or

            (e)    by Seller upon notice to Buyer as provided in Section
5.09(f).

This Agreement shall be terminated upon Escrow Agent's rightful payment of the Deposit to Seller as provided in Section 2.09(b).

    9.02 Procedure Upon Termination. In the event of termination, pursuant to and in accordance with Section 9.01, the transactions contemplated by this Agreement shall be terminated, without further action by Buyer or Seller. If the transactions contemplated by this Agreement are terminated as provided herein:

            (a) Each Party will deliver all documents, work papers and other materials of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;

            (b) All confidential information received by any Party with respect to the business, operations, assets or financial condition of the other Party or its Affiliates shall be treated in accordance with Section 5.05; and

            (c) Neither Party shall have any liability or further obligation to the other Party except as stated in Sections 2.09, 5.05, 5.06 and 11.03 and Article X.

                                   ARTICLE X

                              DEFAULT AND REMEDIES

    If (i) Buyer fails to fulfill its obligation to make the deliveries required of it pursuant to Section 2.08(a) and (ii) the conditions to the obligations of Buyer stated in Article VII have been fulfilled or waived in writing by Buyer, the payment to Seller of the Deposit as liquidated damages pursuant to Section 2.09 shall constitute the sole and exclusive remedy of Seller. If Seller fails to fulfill its obligations to make the deliveries required of him pursuant to Section 2.08(b) or otherwise commits a material breach of this Agreement and the conditions to the obligations of Seller stated in Article VI have been fulfilled or waived in writing by Seller, Buyer, prior to pursuing any remedies, shall make written demand for performance by Seller. If Seller fails to satisfy such written demand within ten (10) Business Days of Seller's receipt of such written demand, then Buyer will have the option to waive the default, demand specific performance or exercise any other remedy available at law or in equity.

                                  ARTICLE XI

                           MISCELLANEOUS PROVISIONS

    11.01 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of the Parties.

    11.02 Waiver of Compliance. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    11.03 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement shall be consummated, Buyer agrees that all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated herein shall be borne by it, and Seller agrees that all fees and expenses incurred by Seller or the Company in






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connection with this Agreement and the transactions contemplated herein shall be borne by Seller.

    11.04 Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be given or made by fax, delivered personally or mailed by certified mail (return receipt requested), postage prepaid; provided that any notice delivered by certified mail shall also be made by fax at the time that it is mailed. If such fax is sent, notice shall be deemed given upon the transmission thereof. If the notice is delivered personally, it shall be deemed given when delivered. All communications hereunder shall be delivered to the respective Parties at the following addresses (or to such other Person or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

            (a)    If to Buyer, to:

                   Pontotoc Production, Inc.
                   Attention:  James Robson, Jr.
                   808 East Main
                   Ada, Oklahoma  74820

                   And by fax to:  (580) 332-6486

                   with a copy to:

                   Robert A. Curry, Esq.
                   Conner & Winters, A Professional Corporation
                   3700 First Place Tower
                   15 East 5th Street
                   Tulsa, Oklahoma  74103

                   And by fax to:  (918) 586-8548


            (b)    If to Seller, to:

                   Mike Cantrell
                   2313 North Broadway
                   Ada, Oklahoma  74820

                   And by fax to: (580) 332-4714















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

                   with a copy to:

                   W. Bland Williamson, Jr., Esq.
                   Pray, Walker, Jackman, Williamson & Marlar,
                   A Professional Corporation
                   900 ONEOK Plaza
                   100 West 5th Street
                   Tulsa, Oklahoma  74103

                   And by fax to: (918) 581-5599

    11.05 Assignment. Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

    11.06 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to agreements made in such state between residents thereof and to be wholly performed therein.

    11.07 Prevailing Party. Except as otherwise set forth in this Agreement, the prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

    11.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.09 Entire Agreement. This Agreement, including the Disclosure Schedule and the Exhibits, and all other agreements entered into by the Parties simultaneously herewith set forth the entire agreement and understanding of the Parties in respect of the subject matter contained herein, and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any Party in respect of such subject matter. There are no restrictions, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth or referred to herein.

    11.10 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties and their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

    11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without








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rendering invalid or unenforceable the remaining terms and provisions of this
Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.


BUYER:                        PONTOTOC PRODUCTION, INC.



                              By: /s/ James Robson, Jr.
                                  James Robson, Jr.
                                  President


SELLER:
                              /s/ Mike Cantrell
                              Mike Cantrell



































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